Tektronix, Inc.
Corporate Headquarters
26600 S.W. Parkway
P.O. Box 1000
Wilsonville, Oregon 97070- 1000
503 682 - 3411

                                  TEKTRONIX
                            U.S. DEALER AGREEMENT
                                1995 AMENDMENT

Dealer:   CADAPULT GRAPHIC SYSTEMS              Agreement No. D3803
          110 COMMERCE DR
          ALLENDALE, NJ 07401-1600              Effective Date: July 1, 1995

          Attn: MICHAEL W. LEVIN


The following are changes to The Dealer Agreement:

1. Paragraph 3, Supplement, is modified and shall read as follows:

Supplement. Tektronix will issue a Supplement which shall include such key information as Products available for purchase and associated discounts. Tektronix may change the Supplement or issue a new Supplement upon reasonable notice to Dealer.

2. Paragraph 11, Price, is modified and shall read as follows:

Price. The price charged Dealer for a Product ordered by Dealer for resale pursuant to this Agreement, will be the lower of the List Price in effect when Dealer's order is accepted by Tektronix or the List Price in effect when the Product is shipped, less the Product discount shown in the current Supplement.

List Prices are subject to change by Tektronix. Tektronix shall use its best efforts to provide Dealer at least thirty (30) days' prior notice of a price increase. Price decreases are effective upon notification to Dealer.

But for an incidental quantity purchased for internal use, at demonstration discounts, Dealer shall be permitted to purchase Products at the discounts granted heroin only if the Products are Intended for resale or demonstration and are resold.

Dealer shall be free to establish its own prices upon resale of the Products.

3. The following provision shall be added to the above Agreement:

SUPPLIES. Tektronix relies on Dealers as Supplies distribution partners. As such, a) Tektronix expects Dealer to sell, market and promote Tektronix Supplies for use with Tektronix printers to ensure customer satisfaction and quality output: b) discounts on Supplies may be available to Dealer and shall be stated in the current Supplement; and c) only sales made by Dealer to end user customers in it's Area shall qualify for discounts.

Tektronix may, upon reasonable notice to Dealer, audit Dealer's Supplies invoices to ensure compliance with the above. If Dealer is found to be in breach, in addition to it's other remedies, Tektronix may require prompt reimbursement of unearned discount and audit costs or may reduce Supplies discounts otherwise applicable to recoup unearned discount and audit costs.

All other terms and conditions of the Tektronix Dealer Agreement remain unchanged and in full force and effect.


DEALER


By:_______________________________________________________
Authorized Representative


Name:_____________________________________________________
Type or Print


Title:______________________________________________________


Date:______________________________________________________


TEKTRONIX, INC.


By:
   ------------------------------------------------------
Authorized Representative

Name:  Frances L. Sharp
     ----------------------------------------------------
Type or Print


Title: CPID Contractor Administrator
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Date:  June 15, 1995
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